Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

For the nine months ended September 30, 2014 and the year ended December 31, 2013, our earnings were in excess of fixed charges. The following table sets forth our historical ratio of earnings to fixed charges and amount of excess of fixed charges and preferred stock dividends to earnings, as applicable, for the periods indicated.

	Successor(1)			Predecessor(1)
					Year Ended December 31,
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period from January 1, through February 24, 2012	2011	2010	2009
Ratio of earnings to fixed charges (2)	1.61x	2.72x	1.02x	—	—	—	—
Excess of fixed charges to earnings (loss) (2)	—	—	—	$(16,050)	$(86,347)	$(52,871)	$(150,218)
Excess of combined fixed charges and preferred stock dividends to earnings (loss) (2)	—	—	$(2,097)	N/A	N/A	N/A	N/A

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of our new common stock, and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the period from February 25, 2012 through December 31, 2012 and all subsequent periods as the successor entity. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012.
(2)	The term “fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay dividends on outstanding preference securities. The term “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.